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                                                                EXHIBIT 10.9

                            GAS PROCESSING AGREEMENT
                                    (MAYTOWN)

     THIS GAS PROCESSING AGREEMENT (MAYTOWN) ("Maytown Agreement") is made and entered into this 28th day of May, 1999, to be effective as of the "Effective Date", as defined herein, by and between EQUITABLE PRODUCTION COMPANY, formerly named Equitable Resources Energy Company and Kentucky Hydrocarbon, a division of Equitable Production Company, herein referred to as ("Equitable"), and MARKWEST HYDROCARBON, INC., herein referred to as ("MarkWest").

RECITALS:

     A. Equitable owns and may acquire certain Interests in wells and desires to produce gas attributable to its Interests in those wells.

     B. MarkWest will install, own and, subject to the provisions hereof, either operate, or cause the operation of, gas processing facilities in the vicinity of the Interests of Equitable.

     C. MarkWest desires to process that gas attributable to the Interests of Equitable to extract liquid and liquefiable hydrocarbons and other products therefrom, and for the purpose of producing marketable gas.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     The following definitions shall apply for all purposes of this Maytown Agreement unless otherwise indicated:

     ACCOUNTING PERIOD. The period commencing at 10:00 a.m., Eastern Time, on the first day of a calendar month and ending at 10:00 a.m., Eastern Time, on the first day of the next succeeding month.

     APPALACHIA INDEX. A price equal to the price specified in "INSIDE F.E.R.C.'S GAS MARKET REPORT, Prices Of Spot Gas Delivered To Pipelines", Index, for the first publication of the applicable month, for Columbia Gas Transmission Corp., Appalachia.

     BTU. British Thermal Unit and is the amount of heat required to raise the temperature of one (1) pound of pure water from fifty-nine degrees Fahrenheit (59(0)F) to sixty degrees Fahrenheit (60(0)F); and, "MMBTU" means one million British Thermal Units.

     COLUMBIA. Columbia Gas Transmission Corporation, and its successors and assigns.
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     CUBIC FOOT. The volume of gas contained in one cubic foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60(degree) Fahrenheit.

     DELIVERY POINT. The inlet flanges of the Inlet Gas Traps, identified in the existing facilities as ESE 102A/B, immediately upstream of the Molecular Sieve Dehydration Unit where (i) unprocessed gas from Equitable's compressor station, and (ii) recycle gas that is produced by the Plant and delivered back to Equitable at the Recycle Gas Redelivery Point, is delivered by Equitable to the Plant. The Parties acknowledge that the gas will pass through the Deethanizer reboiler prior to the Delivery Point as defined herein.

     DELIVERY VOLUME. The volume of gas that is compressed by Equitable and delivered to the Plant at the Delivery Point that is not attributable to that volume of recycle gas that is produced by the Plant and redelivered to Equitable at the Recycle Gas Redelivery Point.

     EFFECTIVE DATE. The expiration date of that certain Amended Hydrocarbon Product Agreement, between Kentucky Hydrocarbon Company and Ashland Petroleum Company, dated March 9, 1983, which is expected to be no later than December 31, 1999. Equitable agrees that it shall cancel the Amended Hydrocarbon Product Agreement at the end of the current term and shall not, and shall cause any of its affiliates to not, take any action to extend the term of such Amended Hydrocarbon Product Agreement. In any event, the Effective Date shall occur no earlier than December 31, 1999 and no later than the date on which MarkWest receives gas for processing at the Plant in accordance with Section 4.9.

     GAS OR GAS. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state.

     GATHERING SYSTEM. The gas gathering and transmission pipelines and related facilities, including both those subject to regulatory jurisdiction and those not subject to such jurisdiction, owned by Kentucky West Virginia Gas Company L.L.C., or its affiliates and subsidiaries, and its or their successors and assigns, located upstream of the Plant.

     GROSS HEATING VALUE. The number of BTU's produced by the combustion, at a constant pressure, of the amount of the gas which would occupy a volume of one
(1) Cubic Foot at a temperature of sixty degrees Fahrenheit (60(0)F), if saturated with water vapor and under a pressure equivalent to 14.73 psia at thirty-two degrees Fahrenheit (32(0)F) and under standard gravitational force (acceleration 980.665 centimeters per second squared) with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state.

     INTEREST(S). Any right, title, or interest in oil and gas production whether arising from fee ownership, working interest ownership, mineral ownership, deed, lease, assignment, or otherwise.

     MCF. 1,000 Cubic Feet.

     MMCF. 1,000,000 Cubic Feet.

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     NET SALES PRICE. The volume-weighted average net price per gallon of each individual component of Plant Products received by MarkWest from unaffiliated third parties for all Plant Products sold at MarkWest's Siloam facility during the applicable Accounting Period, or as applicable, for Plant Products not sold at the Siloam facility, the Net Sales Price shall be a calculated amount netted back to the Siloam facility after deduction of all unaffiliated third party transportation related charges and, in the event of affiliated transportation charges, the actual costs, to include MarkWest owned railcar amortization costs (which amortization costs shall not exceed $0.02 per gallon), incurred from the Siloam facility in connection with that sale. In no event shall marketing fees be deducted from the Net Sales Price.

     PIPELINE. The pipeline, running from Equitable's Maytown facility to its terminus near Institute, West Virginia which transports natural gas liquids, all as further described and depicted on Exhibit A, attached hereto.

     PLANT PRODUCTS. Ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product, or any mixtures thereof, and any incidental methane included in any of the foregoing, which MarkWest separates, extracts, or condenses from gas processed in MarkWest's Plant.

     PLANT. Any gas processing facilities to be installed by MarkWest under the terms of this Maytown Agreement to replace the existing gas processing facilities, located in the vicinity of Langley, Kentucky, including gas refrigeration and chilling equipment, product separation and fractionation vessels, product storage vessels, and associated condensing, heating, compressing, pumping, conveying, and other equipment and instrumentation; including any refrigeration compression required by Plant operations which is not provided by Equitable under the terms of this Maytown Agreement; and including all structures associated with those facilities; and including all easements, rights-of-way, and other property rights pertaining to the construction and operation of those facilities; wherever those facilities, structures, easements, rights-of-way, and other property rights are located. The Plant shall also include any facilities leased by MarkWest from Equitable or its affiliates, on the terms and conditions of the Equipment Lease Agreement, attached hereto and incorporated herewith as Exhibit D, that MarkWest utilizes in the operation of the Plant, including the existing molecular sieve dehydration system, deethanizer, deethanizer reboiler, and liquid storage, liquid metering and liquid pumping system. The Plant does not include the Pipeline, and with respect to Plant Products, the Plant terminus is at the discharge flange of the block valve immediately downstream of the pumps where Plant Products are delivered into the Pipeline. With respect to Residue Gas, the terminus of the Plant is at the Residue Gas Redelivery Point.

     RECYCLE GAS REDELIVERY POINT. The downstream flange of the pressure control valve immediately downstream of the Deethanizer, T-501, where MarkWest redelivers gas that has been previously processed in the Plant, back to Equitable for recompression and redelivery by Equitable to the Plant at the Delivery Point.

     RESIDUE GAS REDELIVERY POINT. The downstream flange of the Plant shutdown block valve located downstream of Gas-Gas exchanger, E-201, and downstream of the line feeding the Fuel Gas Scrubber, V-405, where Residue Gas is delivered by MarkWest to Equitable, or to Equitable's designee, or to others entitled thereto.

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     RESIDUE GAS. That portion of gas delivered to the Plant that remains after processing of the gas in the Plant.


                                   ARTICLE II
                       TERMINATION OF PREVIOUS AGREEMENTS

     2.1 This Maytown Agreement terminates and supersedes any prior agreements between the parties relating to Equitable's gas covered by this Maytown Agreement; and neither MarkWest nor Equitable shall have any further rights or obligations under any prior agreements.


                                   ARTICLE III
                              EQUITABLE COMMITMENTS

     3.1 As of the date of this Maytown Agreement, "Equitable" shall mean and include all present, or subsequently created subsidiaries of Equitable Production Company. Equitable represents that no affiliate of Equitable owns any Interests in Gas delivered into the Gathering System as of the date and as of the Effective Date of this Maytown Agreement, other than Interests in Gas purchased from or transported for third parties by affiliates of Equitable, as set forth below in this Section 3.1, subject to Equitable's right to sell, convey, transfer or assign its Interests under this Maytown Agreement. Equitable represents that (i) gas purchased by such affiliates of Equitable from or transported for third parties shall be considered third-party gas, and considered under the terms of this Maytown Agreement as third-party gas delivered into the Gathering System, and (ii) any gas delivered into the Gathering System which is owned by Equitable Production Company and purchased by affiliates of Equitable shall be considered dedicated to the performance of this Maytown Agreement in the same manner as set forth in Section 3.2. Subject to the other terms and conditions hereof, (a) Equitable will promptly cease gas processing activities at its Maytown facilities upon the Effective Date and (b) Equitable hereby commits and agrees to deliver to MarkWest all gas now or hereafter produced from wells described hereunder, as set forth in Article III herein; and, Equitable grants MarkWest the exclusive right to process all such gas produced from wells described hereunder for liquid extraction and shall convey to MarkWest title to all liquids and products extracted from that gas.

     3.2 Except as provided herein, Gas produced from a well in which Equitable owns Interests is considered dedicated to the performance of this Maytown Agreement if gas produced from that well is, as of the date or during the term of this Maytown Agreement, ever delivered into the Gathering System, upstream of Equitable's existing Maytown processing facilities, if prior to the Effective Date, or upstream of the Plant, if after the Effective Date.

     3.3 The parties acknowledge that this Maytown Agreement is applicable to gas attributable to the Interests of Equitable and produced from wells described hereunder. The parties also acknowledge that this Maytown Agreement is applicable to gas attributable to the Interests of third parties that, while not dedicated under the provisions of Article III herein, is currently being delivered into the Gathering System, to the extent that Equitable has the right to process such third party gas. To the extent that Equitable knows of such third party gas that Equitable does not have the right to process, Equitable shall notify MarkWest in writing prior to delivering such gas to the Plant. Notwithstanding the provisions of Section 3.2. the parties agree that any wells that (i) Equitable did not own Interests in as of the date of this Maytown Agreement, or (ii) were drilled,

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completed and producing gas as of the date of this Maytown Agreement, but did not deliver gas into the Gathering System for at least 30 consecutive days prior to the date of this Maytown Agreement will not be covered by this Maytown Agreement; and, if delivered to the Plant in the future, shall be subject to the negotiation of a separate processing agreement with MarkWest. However, all gas attributable to the Interests of Equitable and produced from any wells, the drilling of which commences on or after the date of this Maytown Agreement, and which is delivered into the Gathering System, shall, from and after the Effective Date, be subject to this Maytown Agreement upon the initial delivery of gas from such wells to the Gathering System and the gas that is produced from such wells shall be considered dedicated under this Maytown Agreement.

     3.4 Equitable's commitment to deliver Gas from wells described under the terms of this Maytown Agreement expressly excludes the following Gas:

          (a) all gas dedicated to MarkWest by Equitable under that certain Gas Processing Agreement (Dwale) between Equitable and MarkWest, of even date herewith;

          (b) all gas (i) that Equitable is required to deliver to its lessors under the terms of any oil and gas leases under which Equitable acquired its Interests; (ii) that Equitable reasonably requires for oil and gas producing operations on the dedicated wells; (iii) that Equitable delivers to municipal or local distribution systems, or to commercial, industrial or residential end-users directly off of its Gathering System before the Delivery Point (and not indirectly delivered to end users through intermediate gathering systems or transmission facilities) for consumption by those end-users (it being understood that such Gas shall not be processed for the extraction of liquefiable hydrocarbons); or, (iv) gas sold and delivered to municipalities or local distribution systems, or to commercial, industrial or residential end-users through intermediate gathering systems or transmission facilities; provided such gas shall not be processed for the extraction of liquefiable hydrocarbons, and the aggregate of those deliveries in any Accounting Period shall not exceed 90,000 Mcf.

     3.5 Further, Equitable reserves the right, subject to the provisions of
Section 6.1, in its sole discretion to operate all wells and/or facilities described hereunder free from the control of MarkWest and may, at any time, clean out, deepen, shut-in, plug or abandon any well(s) described under this Maytown Agreement, or may use any method it reasonably deems appropriate for the production of gas. Furthermore, nothing in this Maytown Agreement shall obligate Equitable to drill any wells or maintain or replace any wells and/or facilities.

     3.6 Any conveyance, assignment, sale or other transfer of all or a portion of Equitable's Interests in any well from which Gas dedicated hereunder is produced shall include and be subject to this Maytown Agreement, and Equitable shall require any purchaser, assignee or other transferee of any portion of those Interests to ratify this Maytown Agreement and to expressly assume and agree to the terms hereof to the extent of the portion of those Interests acquired from Equitable by that party. Further, should Equitable contribute any lands or acreage in which Equitable's Interests exist and that are attributable to gas produced from wells described hereunder, whether in the form of a dry hole or bottom hole contribution or other contribution to the drilling and/or exploration efforts of another producer, and if the production attributable to those efforts is, as of the date or during the term of this Maytown Agreement, ever delivered into the Gathering System, the gas production attributable to the Interests of Equitable shall remain or become subject to the terms of

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this Maytown Agreement. Equitable agrees to promptly notify MarkWest of any such contributions. The foregoing requirements with respect to the dedication of gas, and the assignments or other transfers of Equitable's Interests shall not apply to Interests in wells drilled after the date hereof under any farmout agreements, participation agreements, development agreements or similar agreements ("E&P Agreements") if, as to any particular well drilled under the applicable E&P Agreements, Equitable (i) will not be the party responsible for drilling the well or responsible for marketing the production therefrom, or (ii) will not be the designated operator of the well, or (iii) will not have fifty percent (50%) or more of the working interest ownership in the well(s) to be drilled under the E&P Agreements or (iv) the Gas produced from that well is not delivered into the Gathering System. Provided however, if the Gas attributable to such E&P Agreements is delivered to the Gathering System, it will be subject to this Maytown Agreement to the extent that Equitable has the right to process such gas.

     3.7 The parties agree that the Gathering System as defined in this Maytown Agreement, and the Gathering System as defined in that Gas Processing Agreement (Dwale) are physically connected and that gas dedicated under the terms of this Maytown Agreement may in fact flow into the Delivery Point as defined in the Gas Processing Agreement (Dwale) (the "Dwale Delivery Point"). If future operational changes make it desirable to Equitable to have sustained deliveries of gas at the Dwale Delivery Point in excess of 3,000 Mcf per day greater than the volume of gas that has been delivered at the Dwale Delivery Point, on average during the twelve months prior to the date of this Maytown Agreement (subject to decreases in gas volumes produced from individual wells and increases in gas volumes due to wells drilled or modified after the date of this Maytown Agreement), the parties agree to such transfers or diversions upon modifications to this Maytown Agreement as necessary to provide MarkWest with no less than the economic benefit as MarkWest would have received absent the diversion of gas in excess of 3,000 Mcf per day.

     3.8 Equitable shall at all times have the obligation for receiving the Residue Gas at the Redelivery Point and arranging for the transportation, marketing or further disposition of that gas on a daily basis subject to the ability of the pipeline on which the Residue Gas is transported to receive such gas.

     3.9 Nothing herein shall constitute any guarantee or warranty by Equitable of minimum Delivery Volumes, or the content of hydrocarbon liquids thereof, other than as set forth in this Maytown Agreement in Section 6.1.


                                   ARTICLE IV
                              MARKWEST COMMITMENTS

     4.1 Subject to the other provisions of this Maytown Agreement, as of the Effective Date, MarkWest shall be responsible for processing all gas delivered to the Plant and MarkWest shall deliver Residue Gas to Equitable at the Residue Gas Redelivery Point, subject to the ability of the pipeline on which the Residue Gas is transported to receive such gas, and shall deliver Plant Products to MarkWest at the Pipeline.

     4.2 MarkWest will construct and install, as the Plant, a refrigeration plant at Maytown to replace Equitable's existing cryogenic facility. The Plant will be designed to process a Delivery Volume of 75 MMcf per day of gas; however, the parties recognize that the current available

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Delivery Volume is 55 MMcf per day, and that the Delivery Volume may increase gradually over time. Accordingly, the Plant shall initially be constructed to process 55 MMcf per day, and the Plant, including the refrigeration portions thereof, will be installed in stages to accommodate increasing available Delivery Volumes, up to the Delivery Volume of 75 MMcf per day.

     4.3 MarkWest will design, construct and install the Plant to recover, based on a gas pressure of 465 psig immediately downstream of the Inlet Gas Filter, F-501, and based on a gas composition as set forth on Exhibit B, attached hereto, not less than 67% of the propane, 91% of the combined butane components, and 96% of the combined heavier components.

     4.4 MarkWest will utilize Equitable's existing plant air, instrument air, liquid drain, and utility water system, which systems shall be considered as part of the existing compression system under the terms of this Maytown Agreement. Other than for the utility systems outlined above, and the refrigeration compression and recycle compression, the Plant will be as separate from Equitable's existing Maytown compressor station as practical.

     4.5 MarkWest will incorporate into the operation of the Plant, Equitable's existing molecular sieve dehydration system, deethanizer, deethanizer reboiler and Plant Products storage and pumping system. Equitable shall retain title to any existing equipment that is utilized by MarkWest in the Plant; however, Equitable shall lease such existing equipment to MarkWest, on the terms and conditions of the Equipment Lease Agreement, attached hereto and incorporated herewith as Exhibit D, and MarkWest shall be responsible for operating and maintaining such equipment.

     4.6 MarkWest will design the Plant to allow the gas to be dehydrated even if other portions of the Plant are not operating.

     4.7 MarkWest will design the Plant to have a maximum pressure drop, excluding the pressure drop attributable to the molecular sieve dehydration system (Inlet Gas Trap, Molecular Sieve Dehydration Unit, and Inlet Gas Filter) and deethanizer reboiler, of less than (i) 40 psig at a pressure at the Delivery Point of 465 psig and Plant Delivery Volumes of 55 MMcf per day, and less than
(ii) 55 psig at a pressure at the Delivery Point of 465 psig and Delivery Volumes of 75 MMcf per day.

     4.8 Although the parties anticipate the Plant being completed by January 1, 2000, the obligations of MarkWest shall nevertheless not be effective until completion, start-up and the initial deliveries of gas to the Plant. Both parties shall use their commercially reasonable efforts to cause the Plant to be completed by that date. Should the Plant not be completed by that date, this Maytown Agreement shall nevertheless stay in full force and effect; provided, however, (a) Equitable shall continue operating its existing facilities until the Plant has been completed and commenced receipts of Delivery Volumes, and (b) until the Plant has been completed and commenced receipts of Delivery Volumes, MarkWest's only compensation hereunder shall be the transportation and fractionation fee set forth in Section 11.3, which shall be applied to 100% of the Plant Products, and during that time Equitable shall retain 100% ownership and the right to all proceeds derived from Plant Products in Equitable's gas.

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     4.9 In order for the gas to be processed at the Plant by January 1, 2000, the parties understand and agree that MarkWest will install the Plant in stages so that the Plant can initially operate without the additional refrigeration compression, inlet compressor and recycle compression that is to be installed by MarkWest. Furthermore, Equitable agrees that until MarkWest has installed and started up the additional refrigeration compression, inlet compressor, and recycle compression, Equitable shall operate, at its sole cost and expense, all five of the existing compressors and shall provide to the Plant as much refrigeration and recycle compression as possible, subject to utilizing the compressors to compress the gas for delivery to the Plant at the Delivery point. Notwithstanding the foregoing, MarkWest shall complete the construction and start-up of the complete Plant, including the refrigeration and recycle compression by June 1, 2000.

     4.10 In addition to its obligations related to the installation of the Plant, MarkWest will design, purchase and install a new inlet gas centrifugal compressor ("New Compressor"), at its sole expense, on behalf of Equitable, to allow Equitable, upon the full installation and construction of the Plant, to initially operate only four of its existing five compressors to effect deliveries by Equitable to the Plant. The New Compressor will be designed based on an inlet pressure of 70 psig, a discharge pressure of 90 psig, and Delivery Volumes of 55 MMcf per day.

     4.11 In installing the New Compressor, described in section 4.10, above, MarkWest will cooperate with Equitable to revise Equitable's plant drawings and will pay for any required modifications to the existing compressor station control system required to reflect the addition of the New Compressor. Equitable will utilize its internal engineering staff to assist in making such modifications to the compressor station control system as is practicable. Notwithstanding the fact that MarkWest designed and installed the New Compressor, the New Compressor shall be owned by Equitable, and MarkWest shall execute and deliver any necessary assignments and bills of sale in recordable form to evidence that ownership. Equitable will be responsible for operating and maintaining the New Compressor and for developing and implementing all necessary operating procedures, all at Equitable's expense.

     4.12 Prior to commencing installation of the Plant, and for the remainder of this Maytown Agreement, MarkWest shall obtain and maintain the insurance coverages set forth on Exhibit C, attached hereto.

     4.13 In the event that MarkWest enters into an agreement with another party for processing of that third party's gas at the Plant, MarkWest will provide Equitable with the corresponding terms of such processing agreement, and for a period of thirty (30) days after receiving such corresponding terms from MarkWest, Equitable shall have the right to accept in writing, in lieu of the corresponding terms of this Maytown Agreement, all, but not less than all, of the terms and provisions of that third party agreement. If Equitable accepts those terms, they shall be effective on the date of initial deliveries of the third party gas to the plant under such third party processing agreement. If Equitable does not respond in that thirty (30) day period, then Equitable shall be deemed to have elected not to accept those terms.


                                   ARTICLE V
                               GAS SPECIFICATIONS

     5.1 Gas delivered by Equitable to MarkWest at the Delivery Point shall:

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          (a) to the extent practicable, be commercially free from dust, gum, gum-forming constituents, free water, diluent, and other liquids and solids with the understanding of both parties that the operation of the compressor station upstream of the Plant may result in the condensation of hydrocarbon liquids and free water;

          (b) contain not more than 10 parts per million by volume of oxygen, and Equitable shall make commercially reasonable efforts to keep gas free from oxygen;

          (c) contain not more than 1/4 grain of hydrogen sulfide per 100 Cubic Feet of gas;

          (d) contain not more than one grain of total sulfur, including, but not limited to, sulfur in hydrogen sulfide and mercaptans, per 100 Cubic Feet of gas;

          (e) contain not more than 3% by volume total inerts, including but not limited to nitrogen and carbon dioxide;

          (f) contain not more than 2% by volume carbon dioxide;

          (g) contain not more than 20 pounds of water vapor per MMcf of gas;

          (h) not contain measurable quantities of mercury.

     5.2 If gas tendered by Equitable to MarkWest should fail to meet any one or more of the above specifications, from time to time, then:

          (a) MarkWest may take receipt of the non-conforming gas, and that receipt shall not be construed as a waiver or change of standards for future gas volumes; or

          (b) MarkWest may, at its sole discretion exercised in good faith, cease receiving the non-conforming gas from Equitable. In that event, it shall notify Equitable and then Equitable may elect to treat the gas to bring it within specifications (excluding the processing of the gas for the extraction of liquefiable hydrocarbons); provided, MarkWest shall not be required to commence receiving the gas until it meets the specifications.

     5.3 Residue Gas redelivered by MarkWest to Equitable at the Residue Gas Redelivery Point shall not be diminished in quality or conformance to marketability standards as a result of the operation of the Plant (except to the extent that such gas did not meet those marketability standards when delivered to the Plant) and shall:

          (a) be commercially free from dust, gum, gum-forming constituents, free water, diluent, and other liquids and solids;

          (b) contain no more molecules of oxygen than was contained in the gas delivered by Equitable to MarkWest at the Delivery Point, and MarkWest shall make commercially reasonable efforts to keep gas free from oxygen;

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          (c) contain no more molecules of hydrogen sulfide than was contained in the gas delivered by Equitable to MarkWest at the Delivery Point;

          (d) contain no more molecules of total sulfur, including, but not limited to, sulfur in hydrogen sulfide and mercaptans than was contained in the gas delivered by Equitable to MarkWest at the Delivery Point;

          (e) contain no more molecules of total inerts, including but not limited to nitrogen and carbon dioxide than was contained in the gas delivered by Equitable to MarkWest at the Delivery Point;

          (f) contain no more molecules of carbon dioxide than was contained in the gas delivered by Equitable to MarkWest at the Delivery Point;

          (g) contain not more than 7 pounds of water vapor per MMcf of gas;

          (h) contain no more molecules of mercury than was contained in the gas delivered by Equitable to, MarkWest at the Delivery Point.


                                   ARTICLE VI
            EQUITABLE'S PRODUCTION FACILITIES AND DELIVERY CONDITIONS

     6.1 Equitable and its affiliates operate the Gathering System, and in the operation thereof, Equitable agrees that it will operate the Gathering System such that any separation equipment installed by Equitable, or its affiliates, at the wells that are described hereunder or on the Gathering System shall be those as are commonly used in the industry on similar gathering facilities, and shall be designed and operated so as to not remove or separate Plant Products that are in the gaseous state. In addition, Equitable warrants and represents that its Gas dedicated hereunder shall not be processed for recovery of liquid or liquefiable hydrocarbons prior to delivery to the Delivery Point. Notwithstanding the foregoing, Equitable and its affiliates may due to operational requirements on the Gathering System, cause the extraction of liquefiable hydrocarbons from gas delivered into the Gathering System prior to delivery to MarkWest at the Delivery Point. In that event, all of the liquids recovered by Equitable or its affiliates shall be transported, at Equitable's expense, to the Plant. To the extent that Equitable's deliveries of such liquids, as measured at the Plant, do not exceed 200,000 gallons during any Accounting Period, Equitable shall retain 100% ownership of the liquids attributable to said operational extraction. The composition of the liquids will be determined by chromatographic analysis on a monthly basis, or more often if the composition of the liquids materially varies, at Equitable's sole cost and expense. These liquids shall be subject to the transportation and fractionation fee described in Section 11.3. Equitable shall be solely responsible for the cost and expense of installing and maintaining any measurement equipment required to determine the volume of liquids delivered to the Plant as set forth in Article IX below. Equitable shall use its commercially reasonable efforts so that the volume of ethane contained in the liquids delivered by Equitable to the Plant will be less than 4% of the volume of such liquids delivered to the Plant. In the event that the volume of ethane contained in the liquids delivered by Equitable to the Plant is greater than 4%, such liquids will be considered as Plant Products otherwise recovered at the Plant. To the extent that Equitable's deliveries of such liquids, as measured at the Plant, exceeds 200,000 gallons during any

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Accounting Period, such liquids in excess of 200,000 gallons shall be considered as Plant Products otherwise recovered at the Plant.

     6.2 Equitable will compress the gas for delivery to the Plant at a pressure sufficient to deliver the residue gas derived therefrom to Columbia's Line P after the pressure drop across the Plant and through Equitable's residue gas pipeline, but in no event at a pressure, at the Delivery Point, of less than 440 psig nor greater than 650 psig.

     6.3 Each party shall use its commercially reasonable efforts to deliver gas to at the Delivery Point and Redelivery Point, as the case may be, at a reasonably uniform rate of flow.


                                   ARTICLE VII
                                 PLANT OPERATION

     7.1 The Plant will be designed to require minimal on-site attendance. Accordingly, MarkWest will cause the routine day-to-day operations of the Plant to be performed in the manner of a prudent operator. Equitable shall operate and maintain the existing compression facilities. The routine day-to-day operations of the Plant by MarkWest or its designee shall include, but not be limited to the following:

          (a) Employ, or otherwise engage, all personnel reasonably required to perform efficiently its duties hereunder.

          (b) Keep the Plant free and clear of all liens and encumbrances on account of any claims arising out of operations hereunder.

          (c) Make all reports required to be made in connection with the Facilities and their operations to any governmental body so far as required by Equitable due to it providing contract operating services for the Plant under the terms of this Maytown Agreement.

          (d) Promptly notify MarkWest of the requirement of any materials or supplies necessary for the operation of the Plant, and MarkWest shall, based upon the information furnished by Equitable, furnish and maintain, at MarkWest's expense, adequate materials and supplies for the operation of the Plant. Equitable shall not purchase or commit to purchase any materials or supplies for the operation of the Plant in excess of $1,000 without the prior written authorization from MarkWest.

          (e) Forward to MarkWest all invoices for expenses related to the operation of the Plant.

          (f) Regardless of which party is designated to provide the services of the operator, Equitable shall, if requested by MarkWest, have the option, but not the obligation, to perform minor maintenance and repair on the Plant (minor maintenance and repair being such maintenance and/or repairs that can be completed for less than $1,000 and in less than four hours). Equitable shall keep an accounting of its expenses and its actual labor costs associated with performing such minor maintenance. MarkWest will reimburse Equitable for those labor, maintenance and repair costs. If Equitable does not elect to perform minor maintenance and repairs, and with respect to maintenance and repairs that are not considered minor, Equitable will timely inform MarkWest of the need for the maintenance and repairs, and MarkWest will undertake to perform, or cause to be performed, those maintenance and repair activities, all at MarkWest's cost and expense. At MarkWest's option, it shall notify Equitable that all future minor maintenance shall be performed by MarkWest. For preventive maintenance or other scheduled maintenance to be performed by Equitable, Equitable shall provide MarkWest with a schedule and estimated cost prior to performing such scheduled maintenance.

          (g) Use its best efforts to operate the Plant in accordance with the commercially reasonable industry practices and the directions of MarkWest.

          (h) Provide daily Plant operations reports to MarkWest, together with such other reports as may be reasonably requested by MarkWest and reports as are required by permits or by regulations.

The parties agree that, subject to the other provisions of this Article VII, MarkWest shall designate Equitable on a subcontract basis to provide one or more operating services for the Plant, and Equitable shall perform such services as outlined in this Section 7.1 in a prudent manner.

     7.2 MarkWest shall have the right to perform, take over and carry out the services of the operator for the Plant by providing Equitable with thirty (30) days advance written notice, which notice shall be effective upon the first day of the Accounting Period following the expiration of that 30-day period. In that event, Equitable shall remain responsible for the operation of its facilities that are not included within the Plant.

     7.3 If MarkWest has assumed operations of the Plant under Section 7.2, above, and subsequently fails to maintain a 96% On-Line Performance for the Plant, Equitable shall have the right, but not the obligation, to reassume operations thereof on the same timing and under the same conditions as set forth in Section 7.2, above. Thereafter, the party providing operating services for the Plant shall be subject to change in the event that the then current operator does not maintain an On-Line Performance of at least 96%. Upon the change of the party providing operating services for the Plant, the duties under Section 7.1, above, shall be transferred to the party then assuming operations. The compensation and fees as outlined in Article XI of this Maytown Agreement shall be the same regardless of which party is providing the operating services for the Plant. If, for any reason including Force Majeure, the Plant is not capable of operating at the design recovery factors set forth in Article IV, above, the party operating the Plant shall use its commercially reasonable and prudent efforts to operate the plant in such a manner as to achieve the highest possible recoveries. The On-Line Performance standard is a measure only for determining the rights of a party to assume operations of the Plant and shall not give rise to any other claims hereunder.

     7.4 As used herein, "On-Line Performance" is the number of hours during the applicable Accounting Period the Plant is capable of operating at the design recovery factors set forth in Article IV, above, compared to the total number of hours in the applicable Accounting Period, and expressed as a percentage. In determining the number of hours in an Accounting Period, there shall be deducted the number of hours during which the Plant is shut down due to conditions of Force Majeure or due to scheduled annual turnaround maintenance procedures.

     7.5 Regardless of which party is the designated to provide operating services for the Plant, MarkWest shall undertake all maintenance and repairs required at the Plant, except for those set forth in Section 7.1(f), above.

     7.6 After start up of the Plant, Equitable shall continue to operate its compression facilities as refrigeration compression for processing, it being understood that such compression is critical to the operation of the Plant. Equitable will also operate its compression facilities to recompress 6.5 MMcf per day of recycle gas produced by the Plant for Delivery Volumes of up to 55 MMcf per day, as well as all recycle gas greater than 14 MMcf per day for Delivery Volumes above 55 MMcf per day. The parties agree that the amount of compression available for refrigeration service may vary with the Delivery Volume, but in no event shall the amount of refrigeration compression provided by Equitable's existing compression be less than 1460 horsepower for Delivery Volumes of up to 55 MMcf per day, and no less than an additional 26.5 horsepower per MMcf of additional Delivery Volumes in excess of 55 MMcf per day and up to the Plant design Delivery Volume of 75 MMcf per day. MarkWest will install all additional refrigeration compression for refrigeration service at the Plant as necessary to meet the design recoveries specified in this Maytown Agreement. The additional refrigeration compression installed by MarkWest shall be deemed to be part of the Plant.

     7.7 Equitable shall provide, at its sole cost, all fuel required in connection with the operation of its compressor facilities, including all fuel required for refrigeration compression and recompression of recycle gas by Equitable's facilities.

     7.8 Despite the fact that Equitable may be designated to perform duties of operating the Plant as outlined in Section 7.1, MarkWest will pay for all costs associated with the Plant and new refrigeration compression installed by MarkWest including operating, maintenance, parts and supplies, fuel gas and power costs but excluding operating labor provided by Equitable, except for the costs associated with the operation and maintenance of the New Compression described in Section 4.10; provided, however, the cost of third party labor required for minor maintenance and/or repairs, as defined in Section 7.1, shall be paid for by MarkWest.

     7.9 MarkWest and Equitable agree that MarkWest shall lease the Pipeline on the terms and conditions of the Pipeline Lease Agreement, attached hereto and incorporated herewith as Exhibit A.

     7.10 MarkWest will have the option, at its sole cost and expense, but not the obligation, of connecting pipelines from other locations to the Pipeline. Subject to the terms of the existing property agreements, Equitable will grant MarkWest any required easements for those purposes at no expense to MarkWest and the pipelines and related facilities and equipment ("Additional Pipelines") installed by MarkWest and connected to the Pipeline shall remain the property of MarkWest. The design of each connection shall be approved in writing by Equitable, which approval shall not be unreasonably withheld, prior to MarkWest commencing construction of such connection. If MarkWest connects such Additional Pipelines, MarkWest will also install such equipment as is required to prevent MarkWest from exceeding the maximum allowable operating pressure of the Pipeline. Should MarkWest connect such Additional Pipelines to the Pipeline, as provided above, MarkWest shall be solely responsible and liable for the maintenance and operation of those Additional Pipelines, and MarkWest shall be subject to indemnity obligations set forth in Section 16.3.

     7.11 Equipment at Equitable's Dwale and Maytown facilities that is not utilized by MarkWest in the design and operation of the Plant shall be handled in the following manner:

          (a) Equitable shall have the right to use for its own operation, or that of its affiliates, any spare equipment not used by MarkWest in the design and operation of the Plant.

          (b) At Equitable's request, MarkWest will sell, on behalf of Equitable, all spare processing equipment at Equitable's Maytown and Dwale facilities that MarkWest does not select for use in the Plant, and MarkWest will use its commercially reasonable efforts to obtain the highest price available. If MarkWest purchases any of the equipment for use other than at the Plant, it will pay Equitable the highest price offered by another third party or the fair market value of that equipment if other offers have not been received. If the sale or other disposition of any of Equitable's equipment requires demolition, disposal or remediation in compliance with applicable laws pertaining to the protection of the environment or the handling of hazardous materials, MarkWest shall not be responsible for the demolition, disposal or remediation of such equipment; and, in that event, Equitable shall remain fully responsible and liable for the disposition of that spare equipment.

          (c) If Equitable does not request that MarkWest sell any of the spare processing equipment at Equitable's Maytown and Dwale facilities, MarkWest shall nevertheless have the preferential right to purchase any of that equipment as set forth below. If Equitable receives a bona-fide, third party offer to purchase any of the equipment, which the parties agree will be a cash offer, that it is willing to accept, it shall notify MarkWest, specifying the details of that offer. MarkWest shall have the right to elect, in writing, within 15 days of that notification, whether or not it will purchase that equipment on the same terms and conditions as contained in that notice. If MarkWest fails to elect to purchase the equipment on those terms within that 15-day period, Equitable shall be free to sell that equipment to the party submitting the offer on the terms contained in that offer. All sales of the equipment shall be on an "as-is, where-is" basis, and Equitable shall disclaim any and all warranties of any nature with respect to the equipment.

     7.12 Subject to the terms of the existing property agreements pertaining to the lands on which the Plant will be located, MarkWest will lease the required space from Equitable in the vicinity of Equitable's existing Maytown facilities, as a site for locating and operating the Plant, and subject to the terms of those existing property agreements, Equitable will grant MarkWest an easement across Equitable's property, at locations reasonably acceptable to MarkWest, for all purposes related to the installation, maintenance and operation of the Plant, for a payment of $10.00 per year for the lease and the easement. The parties will execute a recording Memorandum of Lease and Easement describing the property and easements. The parties agree that MarkWest will be fully responsible for any environmental contamination that is caused by its operation while the Plant is being installed and after the Plant is in operation. Equitable will remain responsible for any such environmental contamination occurring or existing prior to the time that MarkWest occupies the site, or that occurs as a direct result of Equitable's negligent acts or omissions during periods when Equitable is providing operating services for the Plant.

     7.13 The parties acknowledge that both may be involved in the process of acquiring all necessary permits for the Plant, and in that event, the parties shall fully cooperate in acquiring those permits. If any permits required for the installation, ownership and/or operation of the Plant require training of personnel in connection with applicable regulations, including, but not limited to the OSHA regulations contained in 29 C.F.R. 1910.119, MarkWest will provide that training to the personnel of Equitable that will be involved in the operation of the Plant. Equitable agrees to be responsible for and to cause its employees to comply with and operate the Plant in accordance with all permit requirements and applicable laws, rules and regulations.

     7.14 All files related to the operation and maintenance of the Plant, including but not limited to those pertaining to the physical condition, maintenance, and regulatory compliance of the Plant shall be maintained and located at Equitable's office, and MarkWest will have full access thereto during normal business hours.


                                  ARTICLE VIII
                                   PLANT FUEL

     8.1 The parties acknowledge that the only gas that is expected to be consumed in the Plant for fuel is gas utilized in the operation of the pilot for the Plant flare. Annually, the parties shall estimate the fuel consumption for the pilot for the Plant flare consumed during each Accounting Period, and MarkWest shall pay Equitable, each Accounting Period, for the estimated fuel consumption, at the Appalachia Index price.


                                   ARTICLE IX
                            PLANT PRODUCT MEASUREMENT

     9.1 MarkWest shall measure all volumes of Plant Products utilizing the existing measurement facilities, or such other measurement facilities as MarkWest at its sole cost and expense from time to time installs, in accordance with the provisions contained herein, to the extent practicable. Any required modifications or additions to the existing measurement facilities shall be at MarkWest's sole expense.

     9.2 MarkWest's metering and testing installations shall be maintained, operated, and calibrated, when applicable and practicable, in accordance with the latest amended and revised edition of (a) "API Manual of Petroleum Measurement Standards", Chapters 1, Vocabulary; Chapter 4, Proving Systems; Chapter 5, Metering; Chapter 12, Calculation of Petroleum Quantities; and Chapter 14, Section 6, Installing and Proving Density Meters; (b) GPA Publication 2145-95, "Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas"; (c) GPA Publication 2174, "Methods for Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder"; (d) GPA Publication 2177, "Methods for Analysis of Demethanized Natural Gas Liquid Mixtures by Gas Chromatography"; (e) GPA Publication 8173, "Standard for Converting Natural Gas Liquids and Vapors to Equivalent Liquid Volumes"; and (f) GPA Publication 8182, "Standard for the Mass Measurement of Natural Gas Liquids".

     9.3 Meter proving equipment shall be designed, manufactured, and tested in accordance with Chapter 4 of the "API Manual of Petroleum Measurement Standards" as current at the time of such design, manufacture, and testing. Meter proving shall be done at least twice a year, in accordance with Chapters 4 and 5 of the "API Manual Of Petroleum Measurement Standards", as amended from time to time. Recalibration of gravitometers, densitometers or such other similar devices, or the determination of a gravitometer adjustment factor shall be done once per quarter, by use of a pyonometer to an accuracy of fifty one-hundredths percent (0.50%).

          (a) Measuring equipment found to be registering inaccurately or out of service shall be adjusted to read accurately and placed in service immediately. For the period in which the meter was inaccurate or out of service, the volume shall be estimated as follows, in descending order:

               (i) Using measurement from accurate check meters, if any, which were in operation during the period to be corrected; or if this cannot be done,

               (ii) By correcting the error if the percentage of error is ascertainable by calibration or calculation; or if this cannot be done,

               (iii) By comparison with quantities flowing under similar conditions when the meter was registering accurately and by the use of pertinent plant records, including, but not limited to, storage tank readings.

               (iv) If the preceding methods cannot be done, an alternate method agreed to by both Parties shall control.

          (b) Any correction shall be retroactive for any period definitely known or, if not known, it shall be retroactive for one-half of the volume displaced since the last test of the measuring equipment affected, not to exceed 50% of the volume displaced. However, no correction shall be made if the magnitude of the error is determined to be .0050 (0.50%) or less. Any corrections shall be debited or credited on the next subsequent statements for the Accounting Period.

          (c) Both parties shall have access to metering equipment used to measure volume at all reasonable times and may have a representative present during any of the foregoing activities of another party. Representatives of each party will be permitted to be present to witness any and all tests or calibrations of meters used herein. Each party reserves the right at a future date to install check meters; such meters shall be of a type mutually agreeable to both Parties and shall not be installed in such a manner as to interfere with the proper operation of the Plant equipment.

          (d) If either party to this Maytown Agreement shall notify the other party that it desires a special test of any measuring equipment, the parties shall cooperate to secure a prompt verification of such equipment, at the expense of the party requesting such special test. Except, if a meter or other equipment is found to be in error by more than .0050 (0.50%) or less, the party owning and/or operating shall bear the expense of such special test.

     9.4 MarkWest shall utilize Equitable's existing gas and liquid hydrocarbon chromatograph as part of the Plant (and that equipment shall be included in the Equipment Lease Agreement described above), on a sampling interval not to exceed 10 minutes to determine the composition of the Plant Products. MarkWest shall maintain the chromatograph at its sole cost and expense and shall operate the chromatograph so as to provide all required inlet gas and Residue Gas composition data to Equitable or its designee.

     9.5 The pounds of Plant Products shall be as determined by the above described equipment and procedures at the Plant terminus.

          (a) The weight percent of each component in the Plant Products at the Plant terminus shall be as determined by chromatographic analysis utilizing the existing chromatograph, as described above. The pounds of each component of the Plant Products delivered at each Delivery Point shall be the product of the total pounds of Plant Product delivered at the Plant terminus during the month in question multiplied by the weight percent of such respective component as determined by chromatographic analysis.

          (b) The volume of each component of the Plant Products, as measured in U.S. liquid gallons of 231 cubic inches each at 60(0)F and at the vapor pressure of the component being measured, shall be that volume determined by dividing the number of pounds of each respective component of the Plant Products delivered by the absolute density of that component of the Plant Products delivered at 60(0)F. This "pounds per gallon" figure shall be from GPA Publication 2145-95, as amended from time to time, except for the component "Hexanes plus", for which "pounds per gallon" and molecular weight shall be analytically determined.

          (c) The sum of gallons determined for each component of the Plant Products recovered shall be the total gallons recovered by MarkWest for the Accounting Period in question for purposes of this Maytown Agreement. The current "molecular weight" and "pounds per gallon" for each component of the Plant Products and those components which will be utilized for purposes of custody transfer deliveries are, as follows, from GPA Publication 2145-95:

        COMPONENT                   MOLECULAR WEIGHT            LBS/GALLON @ 60 DEGREES F
        ---------                   ----------------            -------------------------
     Carbon Dioxide                       44.010                         6.8199
     Methane                              16.043                         2.5000
     Ethane                               30.070                         2.9696
     Propane                              44.097                         4.2268
     Iso-butane                           58.123                         4.6927
     N-butane                             58.123                         4.8690
     Iso-pentane                          72.150                         5.2082
     N-pentane                            72.150                         5.2617
     Hexanes plus                    From lab analysis              From lab analysis

     In the event said GPA Publication 2145-95 is revised or amended, then the schedule set out above shall be automatically adjusted accordingly.

     9.6 Each party hereto shall have access at all reasonable hours to all facilities which are related to measurement and sampling. Each party shall have the right to be present for any installation, reading, cleaning, chart changing, repairing, testing, calibrating and/or adjusting of either party's measuring equipment.

     9.7 The test data from each party's measuring equipment shall remain the property of the party performing the test. The records and/or charts from each party's measuring equipment shall remain the property of the party owning that measuring equipment. Upon request, each party will submit to the other all test data and records and/or charts, together with calculations therefrom, for inspection and verification, subject to return within 30 days after receipt thereof. Each party shall preserve for a period of 2 years from the date the test is made or the records and/or charts are created, or longer as required by law, all test data and all records and/or charts from each party's measuring equipment for auditing. Thereafter, the test data and all records and/or charts may be destroyed, unless one party has given notice that it desires an audit, or an audit has commenced, in accordance with this Maytown Agreement, covering the time in which the test data, records, or charts were originated.

     9.8 MarkWest shall have the right, at its expense and liability, to install telemetry reporting equipment at the Plant and on the facilities of Equitable as necessary, to provide for remote operations reporting.


                                    ARTICLE X
                         RECEIPTS OF GAS AND ALLOCATIONS

     10.1 If all gas available from Equitable at the Delivery Point exceeds 75 MMcf per day, the parties will use their commercially reasonable efforts to accommodate the excess gas; provided, Equitable acknowledges the recovery of Plant Products may decrease and the pressure drop may increase, by processing Delivery Volumes in excess of 75 MMcf per day.

     10.2 Gas may be bypassed around the Plant without any liability for the failure to process that gas during any period when (i) all or any portion of the Plant is shut down because of mechanical failure, maintenance or repairs, non-routine operating conditions, or Force Majeure, or (ii) the gas available for processing exceeds the capacity of the Plant, or (iii) it is reasonably determined by either party that the operation of all or any portion of the Plant will cause injury or harm to persons or property or to the integrity of the Plant, or (iv) upon Equitable's request, provided MarkWest obtains the same economic benefit that it otherwise would have by not bypassing such gas.

     10.3 Title to all Plant Products shall pass to MarkWest upon delivery of Equitable's gas at the Delivery Point. Title to the portion of the gas remaining as Residue Gas shall be and remain the property of Equitable.

     10.4 It is recognized that, in connection with Plant operations, there will be thermal reductions in the gas delivered to the Plant attributable to the processing of the gas for Plant Product recovery, and attributable to the use of such gas as Plant Fuel, the flaring of such gas, and other uses of such gas incident to or occasioned by processing of the gas, including lost and unaccounted for gas. MarkWest shall owe no compensation to Equitable for any such reductions except for as provided in Section 8.1. The party operating the Plant shall operate, with respect to fuel consumption, in the manner and in accordance with the practices of a prudent operator of similar facilities under similar conditions and circumstances. Equitable shall be solely responsible for any allocations of fuel or thermal reduction between Equitable and other parties delivering gas into the Gathering System in connection with the delivery, processing and thermal reductions under this Maytown Agreement.


                                   ARTICLE XI
                              FEES AND COMPENSATION

     11.1 For each Accounting Period, MarkWest shall pay to Equitable * of the Net Sales Price per gallon, times the gallons of individual Plant Product recovered by the Plant during that Accounting Period and attributable to gas delivered to the Plant under the terms of this Maytown Agreement during that Accounting Period; minus the fees payable to MarkWest under Section 11.3, below.

     11.2 All Plant Products shall be marketed by MarkWest.

     11.3 MarkWest will deduct a transportation and fractionation fee of * cents per gallon of Plant Products for * of the gallons of Plant Products recovered at the Plant and attributable to gas processed by MarkWest at the Plant under the terms of this Maytown Agreement. Forty-five percent (45%) of the transportation and fractionation fee will be fixed and shall not be subject to adjustment. Fifty-five percent (55%) of the transportation and fractionation fee will be subject to adjustment, beginning on February 1, 2001, in proportion to the annual average percentage change, from the preceding year, in the Producer Price Index for oil and gas field services (SIC 138) as published by the U.S. Department of Labor. The adjustment of those fees shall be made effective upon each February 1, and shall reflect the annual average percentage change in the foregoing index during the immediately preceding calendar year.

     11.4 With respect to all gas attributable to Equitable's Interest (i) produced from wells that, as of the first day of the month in which this Maytown Agreement is executed, are being delivered by Equitable into the Columbia system upstream of MarkWest's Kenova and Boldman extraction plants, and the Cobb extraction plant (if the Cobb plant is purchased from Columbia by MarkWest), and
(ii) produced from wells drilled by Equitable after the date hereof and delivered into the Columbia system upstream of MarkWest's Kenova and Boldman extraction plants, and if purchased from Columbia by MarkWest, the Cobb extraction plant, MarkWest will rebate to Equitable all processing fees and fuel retainage payable to MarkWest, if any (other than fees or charges assessed under the terms of this Maytown Agreement or under the Gas Processing Agreement (Dwale) between Equitable and MarkWest, of even date herewith, for gas delivered at the Dwale location). This provision specifically includes that gas currently processed and delivered at Equitable's Maytown and Dwale processing stations by Equitable, to the extent that such gas is subject to MarkWest processing fees and fuel retainage.


                                   ARTICLE XII
                             STATEMENTS AND PAYMENTS

     12.1 Based on the measurements set forth in this Maytown Agreement, MarkWest shall provide Equitable with a statement explaining fully how all payments due under the terms of this

                    *Denotes Confidential Portion Omitted and
                      Filed Separately with the Commission

Maytown Agreement were determined not later than 25 days following the Accounting Period for which the payments are due.

     12.2 All payments shall be paid by MarkWest to Equitable by wire transfer not later than 25 days following the Accounting Period for which the payments are due. Should MarkWest fail to make any payments to Equitable, interest shall accrue on the unpaid balance at the lower of (i) the then effective prime interest rate published in the "Money Rates" section of The Wall Street Journal, plus two percent (2%), or (ii) the published rate allowed by law, from the date due until paid.

     12.3 Either party, on 30 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Maytown Agreement, or to determine if all gas dedicated under this Maytown Agreement is being delivered under the terms of this Maytown Agreement. The scope of any audit shall be limited to the 24 month period immediately prior to the month in which the audit is requested; provided, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each 12 months. The party conducting the audit shall have 60 days after requesting the audit in which to submit a written claim for adjustments, with supporting detail. The audited party shall respond to the written claim in writing within 30 days after receiving the written claim. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the 24 month period immediately prior to the month in which the audit is requested, or made in any 24 month period for which the audit is requested but for which a written claim for adjustments is not made within 30 days after the audit is requested, plus any additional time caused by the unreasonable delays of the party being audited, shall be conclusively deemed true and correct.


                                  ARTICLE XIII
                       ROYALTY, TAXES, AND THIRD PARTY GAS

     13.1 Equitable shall cause all royalties due on its gas delivered under this Maytown Agreement to be paid as required.

     13.2 Equitable shall pay all gross production, severance, and similar taxes levied against Equitable or with respect to gas delivered under this Maytown Agreement. MarkWest shall not become liable for those taxes, unless designated to remit those taxes on behalf of Equitable by a taxing authority, in which event the amount of those taxes remitted by MarkWest on Equitable's behalf shall either be deducted from the amounts otherwise due Equitable hereunder, or Equitable will promptly reimburse MarkWest for those taxes remitted by MarkWest.

     13.3 The parties acknowledge that Equitable, or its affiliates, that operate the Gathering System, may have the right to offer processing services for third-party gas that is delivered into the Gathering System provided that such third party gas is only processed at the Plant, and that such processing will occur at the Plant under terms that would be no less favorable to MarkWest, in MarkWest's reasonable opinion, than the terms of this Maytown Agreement. Accordingly, if during the term of this Maytown Agreement, Equitable offers to process any third-party gas on terms that would be less favorable to the third party than the terms of this Maytown Agreement provided to other third parties, then between Equitable and MarkWest, (i) Equitable shall be responsible to MarkWest for all terms and conditions related to such gas as outlined in this Maytown Agreement except that such gas shall be considered third-party gas and will be subject to but not dedicated to MarkWest as described in Article III, and (ii) Equitable and MarkWest will share equally in the profit derived by Equitable and remaining after payment to MarkWest of all fees and compensation as outlined in this Maytown Agreement for processing such third-party gas and after subtracting the actual cost to Equitable of providing compression, dehydration or other services to such third party at the Plant, to the extent that such compression, dehydration or other services are not otherwise charged by Equitable to the third party in transportation or gathering fees.

     13.4 Any third-party gas that Equitable, or its affiliates, do not have the right to process shall be subject to the negotiation of a processing agreement between MarkWest and such third party and any such third-party gas will be subject to the transportation fees in effect at the time. At no time will third-party gas be accepted by MarkWest into the Plant without being delivered into the Gathering System. MarkWest or the third party, will reimburse Equitable for the third party's share of compression, dehydration or other services provided by Equitable to MarkWest at the Plant, to the extent that such compression, dehydration or other services are not otherwise charged by Equitable to the third party in transportation or gathering fees.


                                  ARTICLE XIV
                                      TERM

     14.1 This Maytown Agreement shall remain in full force and effect for a period of 15 years following the Effective Date (Primary Term), and year to year thereafter. Either party may terminate this Maytown Agreement at the end of the Primary Term, or at the end of any extension thereof, by providing 6 months prior written notice to the other party. Should the agreement currently being negotiated between Columbia and Equitable for the transportation of Equitable's gas on Columbia's system terminate before, on or after November 1, 2006, Equitable shall have the right, but not the obligation, at its sole cost and expense, to change the Residue Gas Redelivery Point.

     14.2 Should this Maytown Agreement be terminated for any reason permitted hereunder, Equitable shall have a preferential right to purchase for a period of 180 days MarkWest's equipment included as part of the Plant (the "MarkWest Plant") from MarkWest. In addition, if at any time during the term of this Maytown Agreement MarkWest receives a bona-fide, third-party offer to purchase the MarkWest Plant that it is willing to accept, it shall notify Equitable, specifying the details of that offer. Equitable shall have the right to elect, in writing, within 30 days of that notification, whether or not it will purchase the MarkWest Plant on the same terms and conditions as contained in that notice. If Equitable fails to elect to purchase the MarkWest Plant on those terms within that 30-day period, MarkWest shall be free to sell the MarkWest Plant to the party submitting the offer on the terms contained in that offer. If no third-party offer received by MarkWest is pending upon termination of this Maytown Agreement, Equitable shall have the right for a period of 180 days following the termination of this Maytown Agreement for any reason permitted hereunder to offer to purchase the MarkWest Plant. If the parties cannot agree on the purchase price, the purchase price, shall be established by appraisal of an independent appraiser selected by the parties. All sales of the MarkWest Plant shall be on an "as-is, where-is" basis, and MarkWest shall disclaim any and all warranties of any nature with respect to the Plant. During said 180day period, Equitable shall have the right, but not the obligation, to operate and maintain the Plant at its sole cost and expense.


                                   ARTICLE XV
                                  FORCE MAJEURE

     15.1 "Force Majeure" means any cause or condition not reasonably within the control of the party claiming suspension and which by the exercise of commercially reasonable diligence, that party is unable to prevent or overcome.

     15.2 In the event a party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Maytown Agreement, other than the obligation to make any payments due hereunder, the obligations of that party, so far as they are affected by Force Majeure, shall be suspended during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with all reasonable dispatch. The party affected by Force Majeure shall provide the other party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the occurrence of the Force Majeure event.

     15.3 The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.


                                  ARTICLE XVI
                       LIABILITY, DEFAULT AND TERMINATION

     16.1 As among the parties hereto, Equitable and any of its designees shall be in custody, control and possession of the gas hereunder, including any portion thereof which accumulates as liquids, until that gas is delivered to the Delivery Point. As among the parties hereto, and in respect to any portion of the Residue Gas that is to be redelivered to Equitable at the Redelivery Point, Equitable and any of its designees shall be in custody, control and possession of that portion of the Residue Gas, including any portion thereof which accumulates as liquids, after it is redelivered at the Redelivery Point.

     16.2 As among the parties hereto, the party then designated to provide operating services for the Plant, and any of its designees shall be in custody, control and possession of the gas hereunder, including any portion thereof which accumulates as liquids, after that gas is delivered to the Delivery Point and, in respect to any portion of the Residue Gas that is to be redelivered to Equitable at the Redelivery Point, until it is redelivered at the Redelivery Point.

     16.3 MarkWest hereby covenants and agrees with Equitable that except to the extent caused by Equitable's or Equitable's Indemnified Parties (as defined below) gross negligence or willful misconduct, MarkWest shall protect, defend, indemnify and hold harmless Equitable and its affiliates, the contractors, subcontractors, agents or representatives of Equitable and its affiliates, and the directors, managers, officers or employees of Equitable, its affiliates or the contractors, subcontractors, agents or representatives of same (hereinafter referred to as "EQUITABLE'S INDEMNIFIED PARTIES") from, against and in respect of any and all Losses (as hereinafter defined) incurred by Equitable or any of Equitable's Indemnified Parties to the extent those Losses arise from or are related to: (a) MarkWest's Plant and facilities from and after the Delivery Point to and including the Redelivery Point; or (b) MarkWest's possession and control of Equitable's gas as set forth in Section 16.2, or (c) MarkWest's connection of Additional Pipelines to the Pipeline (or MarkWest's ownership, operation or use of such Additional Pipelines), as set forth in Section 7.10 or those facilities leased to MarkWest as contained in the Pipeline Lease Agreement and the Equipment Lease Agreement which are attached hereto and incorporated herein.

     16.4 Equitable hereby covenants and agrees with MarkWest that except to the extent caused by MarkWest's or MarkWest's Indemnified Parties (as defined below) gross negligence or willful misconduct, Equitable shall protect, defend, indemnify and hold harmless MarkWest and its affiliates, the contractors, subcontractors, agents or representatives of MarkWest and its affiliates, and the directors, managers, officers or employees of MarkWest, its affiliates or the contractors, subcontractors, agents or representatives of same (hereinafter referred to as the "MARKWEST'S INDEMNIFIED PARTIES") from, against and in respect of any and all Losses (as hereinafter defined) incurred by MarkWest or any of MarkWest's Indemnified Parties to the extent those Losses arise from or are related to: (a) Equitable's facilities before the Delivery Point and after the Redelivery Point; or (b) Equitable's possession and control of Equitable's gas as set forth in Section 16.2.

     16.5 For the purposes of this Article, "LOSS(ES)" shall mean any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, settlement, judgment, lien, fine, penalty, interest of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to same) which are alleged, asserted or suffered by the applicable indemnified party, and any expenses incurred in enforcing this indemnity provision, incurred by, imposed upon or rendered against one or more of the applicable indemnified party, on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of or incidental to the matters for which the indemnifying party has indemnified the applicable indemnified party, and whether based on contract, tort or pursuant to any then existing laws, rules or regulations of any governmental body having jurisdiction with respect thereto.

     16.6 Indemnification Procedure. The indemnifications contained in this Article shall be implemented as follows:

          (a) NOTICE OF CLAIM. The party seeking indemnification under the terms of this Maytown Agreement ("INDEMNIFIED PARTY) shall submit a written "CLAIM NOTICE" to the other party ("INDEMNIFYING PARTY") which, to be effective, must state: (i) the amount, if any, of each payment claimed by an indemnified party to be owing, (ii) the basis for the claim, with reasonable supporting documentation, and (iii) to the extent reasonably possible, each separate item of Loss for which payment, or other performance under the Article, is so claimed. If the Claim Notice demands payment of money, the amount claimed shall be paid by the indemnifying party to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of that payment has been finally established, either judicially or by mutual agreement, whichever last occurs.

          (b) CLAIMS INVOLVING LITIGATION. Within 30 days after notification to any indemnified party with respect to any claim or legal action or other matters that may result in a

Loss for which indemnification may be sought under this Article, but in any event in time sufficient for the indemnifying party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, the indemnified party shall give written notice of the claim, legal action or other matter to the indemnifying party and, at the request of the indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to the claim, legal action or other matter. If the information includes any matter which is privileged or otherwise exempt from discovery by an adverse party, disclosure of that matter may be made contingent upon entering into a joint defense agreement or taking other reasonable protective measures. The failure to provide that notice within the time specified shall not relieve an indemnifying party of its indemnity obligations hereunder except to the extent of any Losses which are attributable to that failure. Upon the election of the indemnifying party made within 60 days after receipt of that notice by the indemnifying party, indemnifying party shall have the right to assume control of that claim, legal action or other matter (to the extent only that the claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation through attorneys of the indemnifying party's choice, provided, however, that no settlement can result in any liability or cost to the indemnified party for which it is entitled to be indemnified hereunder without its consent. If the indemnifying party elects to assume control, (i) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party and (ii) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of the claim, legal action, or other matter, subject to the requirements, if applicable, of a joint defense agreement or reasonable protective measures as referred to above. In the absence of an election, the indemnified party will use good faith efforts to defend, at the indemnifying party's expense any claim, legal action or other matter to which the other party's indemnification under this Article applies until the indemnifying party assumes the defense, and, if the indemnifying party fails to assume that defense within the time period provided above, at the indemnified party's election either continue the defense thereof, at the indemnifying party's expense, or settle the same in the indemnified party's reasonable discretion, and with the consent of the indemnifying party, which consent shall not be unreasonably withheld, at the indemnifying party's expense.

     16.7 No breach of this Maytown Agreement shall cause any party hereto to be liable to the other parties hereto for, nor shall Loss(es) include, indirect, punitive, consequential, or exemplary damages.

     16.8 MarkWest shall be deemed to be in default under this Maytown Agreement upon the occurrence of any of the following ("Event of Default"): (i) it fails to make timely payment of any amount not in dispute due to Equitable under this Maytown Agreement, after Equitable gives MarkWest fifteen (15) days written notice to cure; (ii) it fails to perform fully a material provision of this Maytown Agreement (other than failure to pay) and fails to cure the same or to provide a plan reasonably acceptable to Equitable to cure the same and to diligently pursue such plan after Equitable gives MarkWest thirty (30) days written notice to cure; (iii) it makes an assignment or any general arrangement for the benefit of creditors; (iv) it files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (v) it otherwise becomes bankrupt or insolvent; (vi) it is unable to pay its debts as they fall due; or (vii) it fails to give adequate security for or assurances of its ability to perform its reasonable obligations under this Maytown Agreement within thirty (30) days of a reasonable request by Equitable.

     16.9 When an Event of Default occurs, Equitable shall have the right:

          (a) to terminate this Maytown Agreement in accordance with its provisions, and/or

          (b) To suspend the delivery of Gas, and/or

          (c) To pursue any other remedy provided in this Maytown Agreement or available at law or in equity, subject to the limitation of remedies contained in Section 16.7.

It is expressly understood and agreed that the exercise of any remedies or rights available to Equitable under paragraphs (a) through (c) above, shall not be considered an election of remedies and shall be without prejudice to Equitable's right to assert all other rights and remedies available to it at law or in equity.

     16.10 Upon the expiration, termination or cancellation of this Maytown Agreement, for any reason, then in that event, the Pipeline Lease Agreement and Equipment Lease Agreement, which are both attached, hereto and executed contemporaneous herewith, shall also terminate. Furthermore, upon the expiration, termination or cancellation of the Pipeline Lease Agreement or Equipment Lease Agreement or Gas Processing Agreement (Dwale), for any reason, this Maytown Agreement shall also terminate.


                                  ARTICLE XVII
                                      TITLE

     17.1 Equitable represents and warrants that it owns, or has the right to commit, all gas and Plant Products committed hereby and has the right to deliver that gas and any other gas delivered by Equitable to the Plant, and the Plant Products contained therein, to MarkWest for the purposes of this Maytown Agreement, free and clear of all liens, encumbrances and adverse claims. Equitable hereby indemnifies MarkWest against and holds MarkWest harmless from any and all damages, claims, actions, losses, and costs, including its court costs and attorneys fees, arising out of or related to any breach of the foregoing representation and warranty.


                                  ARTICLE XVIII
                                  MISCELLANEOUS

     18.1 The failure of any party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that party's privilege of exercising that right at any subsequent time or times.

     18.2 This Maytown Agreement shall be subject to all applicable state, federal and local laws, rules and regulations, and the parties hereto shall be entitled to regard all those laws, rules and regulations as valid, and may act in accordance therewith until they may be invalidated by final judgment in a court of competent jurisdiction.

     18.3 This Maytown Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Kentucky without regard to choice of law principles.

     18.4 This Maytown Agreement shall extend to and inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. No assignment of this Maytown Agreement shall be binding on either of the parties hereto, other than the party selling, transferring, assigning or conveying its interests in this Maytown Agreement, until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other party. However, MarkWest shall not assign this Maytown Agreement, or transfer the Plant (other than assignments or transfers to wholly owned affiliates of MarkWest, provided that MarkWest will guarantee performance by such affiliate of the terms of this Maytown Agreement) without the prior written consent of Equitable, which consent shall not be unreasonably withheld. Equitable shall respond to any request for consent hereunder within thirty (30) days following receipt of MarkWest's written request, and if Equitable fails to respond within that thirty (30) day period, Equitable shall be deemed to have consented to such written request.

     18.5 Nothing herein contained shall be deemed to create a partnership, mining partnership, joint venture or an association between or among the parties hereto and each party shall be deemed to act in connection with its performance of this Maytown Agreement for itself, and not for the other, and no party hereto shall be liable, or responsible for any acts of the other by virtue of the relationship created under this Maytown Agreement.

     18.6 The parties agree to keep the terms of this Maytown Agreement, and any information disclosed during any audits permitted hereunder, confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other party; provided, the foregoing shall not apply to disclosures compelled by law, rule or regulation, including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission, or court order; or to disclosures to a party's financial advisors, consultants, attorneys, banks, and institutional investors; or to disclosures to prospective purchasers of property provided those prospective purchasers likewise agree to keep this Maytown Agreement confidential. No announcement or press release relating to this Maytown Agreement shall be made by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, either party, with notice to the other, may make any announcement required by law, rule or regulation including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission.

     18.7 In the event any published price index referred to in this Maytown Agreement ceases to be published, the parties shall mutually agree to an alternative published price index representative of the published price index referred to in this Maytown Agreement.

     18.8 All notices, payments, consents or other communications between the parties given under or in relation to this Maytown Agreement shall be as directed below. Written notices shall be delivered by letter, facsimile or other mutually acceptable electronic means. Notice by facsimile, overnight mail, courier or hand delivery shall be deemed to have been received on the business day on which it was transmitted or hand delivered, unless transmitted or hand delivered after 5 p.m. local time at the receiving parties' address, in which case it shall be deemed to have been received on the next business day. Notice by U.S. Mail shall be deemed to have been received upon arrival at the receiving parties' address.

PAYMENTS:
WIRE TRANSFERS:
Equitable Production Company
Mellon Bank N.A. - Pittsburgh, PA
Acct.# 101-1297
ABA # 043000261

STATEMENTS:
Equitable Production Company
1989 E. Stone Drive
Kingsport, TN 37664
Attn: Accounting Department
Telephone: (423) 224-3800
Facsimile: (423) 224-3894

NOTICES:
Equitable Production Company
1989 E. Stone Drive
Kingsport, TN 37664
Attn: Vice President and General Manager
Telephone: (423) 224-3800
Facsimile: (423) 224-3894

MarkWest Hydrocarbon, Inc.
155 Inverness Drive West, Suite 200
Englewood, Colorado 80112
Attn: Contract Administration
Telephone: (303) 290-8700
Facsimile: (303) 290-8669

     Either party may change its address for notice purposes by written notice to that effect delivered to the other party in accordance with this Article.

     IN WITNESS WHEREOF, the parties hereto have executed this Maytown Agreement on the dates set forth below.

Attest:                                 EQUITABLE PRODUCTION COMPANY

By: /s/ GEORGE MASON                    By:  /s/ THOMAS H. BLAKE
   ---------------------------------       -------------------------------------

Name: A. GEORGE MASON JR.               Name:  THOMAS H. BLAKE
     -------------------------------         -----------------------------------

Title: ASSISTANT SECRETARY              Title: VP AND GENERAL MANAGER
      ------------------------------           EQUITABLE PRODUCTION COMPANY
                                              ----------------------------------

Date:  MAY 28, 1999                     Date:  MAY 28, 1999
     -------------------------------         -----------------------------------


Attest:                                 MARKWEST HYDROCARBON, INC.

By: /s/ G TYWONIUK                      By:  /s/ RANDY S. NICKERSON
   ---------------------------------       -------------------------------------

Name: GERALD A. TYWONIUK                Name: RANDY S. NICKERSON
     -------------------------------         -----------------------------------

Title: SECRETARY                        Title: VP AND GENERAL MANAGER
      ------------------------------           APPALACHIAN BUSINESS UNIT
                                              ----------------------------------

Date: JUNE 1, 1999                      Date:  JUNE 1, 1999
     -------------------------------         -----------------------------------

                                   EXHIBIT "A"
                                     to that
                       Gas Processing Agreement (Maytown)
                                Dated May 28, 1999,
                                     between
                           MARKWEST HYDROCARBON, INC.,
                                       and
                          EQUITABLE PRODUCTION COMPANY\


                            PIPELINE LEASE AGREEMENT

                            ATTACHED BEHIND THIS PAGE

                             PIPELINE LEASE AGREEMENT

       THIS PIPELINE LEASE AGREEMENT ("Pipeline Agreement"), is made and entered into this 28th day of May, 1999, to be effective as of the "Commencement Date", as defined herein, by and between EQUITABLE PRODUCTION COMPANY, formerly named Equitable Resources Energy Company, and Kentucky Hydrocarbon, a division of Equitable Production Company, hereinafter referred to as "Equitable", and MARKWEST HYDROCARBON, INC., hereinafter referred to as ("MarkWest").

       NOW THEREFORE in consideration of the mutual covenants and agreements set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       1.1. DEFINITIONS. As used in this Pipeline Agreement, the following words and terms shall have the meanings here ascribed to them:

       "CLAIMS" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation).

       "COMMENCEMENT DATE" means the Effective Date as defined in the Maytown Agreement.

       "PIPELINE" means the pipeline, running from Equitable's Maytown facility to its terminus near Institute, West Virginia which transports natural gas liquids, all as further described and depicted on Exhibit A, attached hereto, together with all rights of way, easements, licenses, permits and similar property rights pursuant to which the pipeline has been installed, constructed and operated, and any future equipment and pipelines added thereto by Equitable, or replacements and repairs conducted hereunder; it being understood, however, that any additions or extensions to the Pipeline added by and paid for by MarkWest in accordance with Section 3.3, below, shall remain the property of MarkWest.

       "MAYTOWN AGREEMENT" means that certain Gas Processing Agreement (Maytown) of even date herewith, by and between MarkWest and Equitable Production Company.

                                   ARTICLE II
                                      LEASE

      2.1. LEASE. In consideration of the Rent hereinafter reserved and the terms, covenants and conditions set forth in this Lease to be observed and performed by MarkWest, Equitable hereby demises and leases to MarkWest, and MarkWest hereby leases from Equitable, the Pipeline on an "as-is, where-is" basis, except as set forth in Section 2.3., below.

      TO HAVE AND TO HOLD the Pipeline unto MarkWest, upon and subject to all of the terms, covenants and conditions herein contained, for a term (the "Lease Term") coterminous with the term of the Maytown Agreement.

      2.2. LEASE RATE.

      a. The Base Rent to be paid by MarkWest to Equitable for leasing the Pipeline shall be $10.00 per year.

      b. In addition to the Base Rent, all other amounts for which MarkWest is responsible under the terms of this Pipeline Agreement and the obligations assumed hereunder, to the extent not paid by MarkWest when due, and to the extent paid by Equitable shall constitute Additional Rent, and the Base Rent and Additional Rent shall be collectively called the Rent. All Additional Rent shall be due upon 15 days following the date of any statement or invoice rendered by Equitable to MarkWest hereunder, together with supporting documentation.

      c. Upon the expiration, termination, or cancellation of this Pipeline Agreement, for any reason, then in that event, the Maytown Agreement and Equipment Lease Agreement, all of which were executed contemporaneous herewith, shall also terminate. Furthermore, upon the expiration, termination or cancellation of the Maytown Agreement or Equipment Lease Agreement or Gas Processing Agreement (Dwale), for any reason, this Pipeline Agreement shall also terminate. MarkWest shall have the right to continue deliveries of its liquids through the Pipeline to the extent capacity is then available in the Pipeline and based on the negotiations between the parties, at that time, of mutually agreeable terms and conditions.

      2.3. CONDITION, ACCEPTANCE AND DISCLAIMER OF WARRANTIES.

      a. Equitable represents to MarkWest that, to its knowledge, the Pipeline has been designed, installed, constructed, maintained and operated in compliance with the Department of Transportation requirements set forth in 49 C.F.R., Ch. 1,

      Part 195. Should MarkWest discover within ninety (90) days of the Commencement Date, conditions that existed prior to the Commencement Date, contrary to or otherwise not in compliance with those requirements, MarkWest shall notify Equitable. Equitable shall be responsible to promptly undertake such repairs or other work necessary to remedy that non-compliance; provided, however, Equitable shall cooperate with MarkWest to attempt to undertake any necessary remedies with the least disruption to the operation of the Pipeline.

      b. Equitable represents and warrants to MarkWest that it now has, and during the term hereof will maintain, good and marketable title to the Pipeline, free and clear of any liens, encumbrances or adverse claims of any nature that could deprive MarkWest of its rights or uses contemplated under this Pipeline Agreement; and, that Equitable has all right and authority necessary to lease the Pipeline to MarkWest.

      c. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS PIPELINE AGREEMENT, EQUITABLE EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PIPELINE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMIT, ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL WARRANTIES OF MERCHANTABILITY, AND ALL WARRANTIES OF CONFORMANCE TO SPECIFICATIONS OR MODELS.

       2.4. USE OF PIPELINE. MarkWest shall use the Pipeline solely for the transportation of natural gas liquids and for no other purposes. MarkWest shall not use the Pipeline for any activity or use which is in violation of any applicable law, rule, regulation or order.


                                   ARTICLE III
                          MARKWEST'S DUTIES AND SERVICES

      3.1. DUTIES AND SERVICES. Subject to Section 3.2, below, MarkWest agrees that, during the Term hereof, it will perform all duties, obligations and responsibilities designated herein, including:

      a. MarkWest will operate and maintain the Pipeline, and will provide all labor, supervisory services, personnel transportation, personnel communication equipment, materials, consumables, and hand tools. Pipeline maintenance includes that work requiring specialized equipment and training.

      b. MarkWest shall promptly provide Equitable with full information concerning the release or discharge of any hazardous substances on or about the Pipeline, the death or injury to any person on or in connection with the operation of the Pipeline, or of any other incidents or occurrences which could result in any Claims.

      c. MarkWest shall furnish Equitable with all information as reasonably requested by Equitable necessary for Equitable to maintain all permits in force and effect that are required for the ownership, use and operation of the Pipeline. Equitable shall maintain all such permits and all costs incurred by Equitable in connection with such permits, other than the costs associated with its personnel, shall be considered as Additional Rent. Equitable shall provide MarkWest with complete copies of all permits that are required for the ownership, use and operation of the Pipeline, including all modifications and amendments to such permits.

      d. All files related to the operation and maintenance of the Pipeline, including but not limited to those pertaining to the physical condition, maintenance, and regulatory compliance of the Pipeline shall be maintained and located at Equitable's Maytown office, and MarkWest will have full access thereto during normal business hours.

      3.2. OPERATING EXPENSES AND CAPITAL EXPENDITURES. MarkWest will be responsible for the payment of all costs incurred in operating the Pipeline in accordance with this Pipeline Agreement. Additionally, MarkWest will pay for all capital expenditures related to the repair and maintenance of the Pipeline. In addition, MarkWest will be responsible for and shall pay:

      a. All costs of environmental control and permitting expenses.

      b. All costs of site leases, insurance, taxes, including, without limitation, sales tax on consumables, and other like expenses.

      c. In the event that a governmental regulation or order, not existing as of the date of this Pipeline Agreement, is subsequently enacted or promulgated prior to December 31, 2009, all costs of required replacements or changes will be prorated between MarkWest and Equitable on a fifty percent (50%)/fifty percent (50%) basis. If the Lease Term expires and the parties agree to extend the term of the Pipeline Agreement for five (5) years or more, and if a governmental regulation or order, not existing as of the date of this Pipeline Agreement, was subsequently enacted or promulgated prior to December 31, 2009, then MarkWest shall pay to Equitable, at the time that the term of the Pipeline Agreement is extended, the fifty percent (50%) percent of the costs paid by Equitable in this Section 3.2.c., above. In the event that a governmental regulation or order, not existing as of the date of this Pipeline Agreement, is subsequently enacted or promulgated after December 31, 2009, all costs of required replacements or changes will be paid for by Equitable. If the Lease Term expires and the parties agree to extend the term of the Agreement for five (5) years or more, and if a governmental regulation or order, not existing as of the date of this Pipeline Agreement, was subsequently enacted or promulgated on or after to December 31, 2009, but prior to the end of the Lease Term, then MarkWest shall pay to Equitable, at the time that the term is extended fifty percent (50%) percent of the costs of the modifications or changes paid by Equitable in this Section 3.2.c., above.

      3.3. ADDITIONAL CONNECTIONS TO THE PIPELINE. MarkWest will have the option, from time to time and at its sole cost and expense, to connect pipelines from other locations to the Pipeline. Subject to the terms of the existing property agreements pertaining to the lands on which the Pipeline is located, Equitable will grant MarkWest any required easements or rights-of-way for those purposes at no expense to MarkWest and the pipelines and related facilities and equipment installed by MarkWest and connected to the Pipeline shall remain the property of MarkWest. If MarkWest connects such additional pipelines, MarkWest will also install such equipment as is required to prevent deliveries into the Pipeline from exceeding the maximum allowable operating pressure of the Pipeline, which the parties acknowledge, as of the date hereof, is 2340 psig. Furthermore, the design of each connection shall be approved in writing by Equitable, which approval shall not be unreasonably withheld, prior to MarkWest commencing construction of such connection.

      3.4. OWNERSHIP. The Pipeline shall at all times be and remain the property of Equitable except for those additions paid for by MarkWest as provided in Section 3.3., above.


                                  ARTICLE IV
               STANDARD OF CARE; INDEMNIFICATION AND INSURANCE

      4.1. STANDARD OF CARE. MarkWest shall use and operate the Pipeline in a safe, proper and workmanlike manner with that degree of diligence and prudence which would be reasonably and ordinarily exercised by experienced operators engaged in a similar activity under similar circumstances and conditions. MarkWest shall do, or cause to be done, all acts and things within its control as may be reasonably necessary to maintain the Pipeline in compliance with the requirements of applicable federal, state, and local laws, rules and regulations, including, without limitation, all environmental laws, as defined below, and in strict compliance with the requirements and specifications of all permits related to the Pipeline.

      4.2. MARKWEST INDEMNIFICATION. MARKWEST HEREBY COVENANTS AND AGREES WITH EQUITABLE THAT, EXCEPT TO THE EXTENT CAUSED BY EQUITABLE'S OR EQUITABLE'S INDEMNIFIED PARTIES (AS DEFINED BELOW) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, MARKWEST SHALL PROTECT, INDEMNIFY, DEFEND AND SAVE HARMLESS EQUITABLE, ITS RESPECTIVE OFFICERS, EMPLOYEES, SHAREHOLDERS, AGENTS, SUCCESSORS AND ASSIGNS (THE "EQUITABLE INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LOSSES (AS DEFINED BELOW) GROWING OUT OF, INCIDENT TO, ASSOCIATED WITH OR RELATED TO THE PIPELINE WHICH AROSE OR ACCRUED ON OR AFTER THE COMMENCEMENT DATE, INCLUDING, WITHOUT LIMITATION, ALL LOSSES ARISING FROM OR RELATED TO THE VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS, EXCEPT TO THE EXTENT RELATED TO ACTS OR OMISSIONS, OR CONDITIONS OR CIRCUMSTANCES, OCCURRING OR EXISTING BEFORE THE COMMENCEMENT DATE.

      4.3. EQUITABLE INDEMNIFICATION. EQUITABLE HEREBY COVENANTS AND AGREES WITH MARKWEST THAT, EXCEPT TO THE EXTENT CAUSED BY MARKWEST'S OR MARKWEST' INDEMNIFIED PARTIES (AS DEFINED BELOW) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EQUITABLE SHALL PROTECT, INDEMNIFY, DEFEND, AND SAVE HARMLESS MARKWEST, ITS OFFICERS, EMPLOYEES, SHAREHOLDERS, AGENTS, SUCCESSORS AND ASSIGNS (THE "MARKWEST INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LOSSES (AS DEFINED BELOW) GROWING OUT OF, INCIDENT TO, ASSOCIATED WITH OR RELATED TO THE PIPELINE WHICH AROSE OR ACCRUED BEFORE THE COMMENCEMENT DATE, INCLUDING, WITHOUT LIMITATION, ALL LOSSES ARISING FROM OR RELATED TO THE VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS.

       4.4. DEFINITION OF LOSS(ES). FOR THE PURPOSES OF THIS PIPELINE AGREEMENT, "LOSS(ES)" SHALL MEAN ANY ACTUAL LOSS, COST, EXPENSE, LIABILITY, DAMAGE, DEMAND, SUIT, SANCTION, CLAIM, SETTLEMENT, JUDGMENT, LIEN, FINE, PENALTY, INTEREST OF EVERY KIND AND CHARACTER (INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, TECHNICAL EXPERTS AND EXPERT WITNESSES REASONABLY INCIDENT TO SAME) WHICH ARE ALLEGED, ASSERTED OR SUFFERED BY THE APPLICABLE INDEMNIFIED PARTY, AND ANY EXPENSES INCURRED IN ENFORCING THIS INDEMNITY PROVISION, INCURRED BY, IMPOSED UPON OR RENDERED AGAINST ONE OR MORE OF THE APPLICABLE INDEMNIFIED PARTY, ON ACCOUNT OF INJURIES (INCLUDING DEATH) TO ANY PERSON OR DAMAGE TO OR DESTRUCTION OF ANY PROPERTY, SUSTAINED OR ALLEGED TO HAVE BEEN SUSTAINED IN CONNECTION WITH OR ARISING OUT OF OR INCIDENTAL TO THE MATTERS FOR WHICH THE INDEMNIFYING PARTY HAS INDEMNIFIED THE APPLICABLE INDEMNIFIED PARTY, AND WHETHER BASED ON CONTRACT, TORT OR PURSUANT TO ANY THEN EXISTING LAWS, RULES OR REGULATIONS OF ANY GOVERNMENTAL BODY HAVING JURISDICTION WITH RESPECT THERETO.

       4.5. INDEMNIFICATION PROCEDURE. The indemnifications contained above shall be implemented as follows:

             a. NOTICE OF CLAIM. The party seeking indemnification under the terms of this Pipeline Agreement ("INDEMNIFIED PARTY") shall submit a written "CLAIM NOTICE" to the other party ("INDEMNIFYING PARTY") which, to be effective, must state: (i) the amount, if any, of each payment claimed by an indemnified party to be owing, (ii) the basis for the claim, with reasonable supporting documentation, and (iii) to the extent reasonably possible, each separate item of Loss for which payment, or other performance under this Pipeline Agreement, is so claimed. If the Claim Notice demands payment of money, the amount claimed shall be paid by the indemnifying party to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of that payment has been finally established, either judicially or by mutual agreement, whichever last occurs.

             b. CLAIMS INVOLVING LITIGATION. Within 30 days after notification to any indemnified party with respect to any claim or legal action or other matters that may result in a Loss for which indemnification may be sought under this Pipeline Agreement, but in any event in time sufficient for the indemnifying party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, the indemnified party shall give written notice of the claim, legal action or other matter to the indemnifying party and, at the request of the indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to the claim, legal action or other matter. If the information includes any matter which is privileged or otherwise exempt from discovery by an adverse party, disclosure of that matter may be made contingent upon entering into a joint defense agreement or taking other reasonable protective measures. The failure to provide that notice within the time specified shall not relieve an indemnifying party of its indemnity obligations hereunder except to the extent of any Losses which are attributable to that failure. Upon the election of the indemnifying party made within 60 days after receipt of that notice by the indemnifying party, indemnifying party shall have the right to assume control of that claim, legal action or other matter (to the extent only that the claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation through attorneys of the indemnifying party's choice, provided, however, that no settlement can result in any liability or cost to the indemnified party for which it is entitled to be indemnified hereunder without its consent. If the indemnifying party elects to assume control, (i) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party and (ii) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of the claim, legal action, or other matter, subject to the requirements, if applicable, of a joint defense agreement or reasonable protective measures as referred to above. In the absence of an election, the indemnified party will use good faith efforts to defend, at the indemnifying party's expense any claim, legal action or other matter to which the other party's indemnification under this Article applies until the indemnifying party assumes the defense, and, if the indemnifying party fails to assume that defense within the time period provided above, at the indemnified party's election either continue the defense thereof, at the indemnifying party's expense, or settle the same in the indemnified party's reasonable discretion, and with the consent of the indemnifying party, which consent shall not be unreasonably withheld, at the indemnifying party's expense.

       4.6. NO BREACH OF THIS PIPELINE AGREEMENT SHALL CAUSE ANY PARTY HERETO TO BE LIABLE TO THE OTHER PARTY HERETO FOR, NOR SHALL LOSS(ES) INCLUDE, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

       4.7. INSURANCE. At all times during the Term hereof, MarkWest shall maintain, at MarkWest's cost, the following insurance:

       a. WORKER'S COMPENSATION AND EMPLOYERS' LIABILITY. As required by the laws and regulations applicable to and covering employees of MarkWest engaged in the performance of the work under this Pipeline Agreement. MarkWest shall also require all subcontractors of MarkWest to carry such Workers' Compensation and Employers' Liability insurance;

       b. COMMERCIAL PROPERTY, INCLUDING BOILER AND MACHINERY. An insurance policy covering the Pipeline in an amount not less than the replacement value thereof; and covering breakdown of equipment, pressure vessels, systems, and machinery;

       c. COMMERCIAL GENERAL LIABILITY. On a broad basis including coverage for operations, premises, completed operations, contractual liability, independent contractors, and the hazards of explosion, collapse, and underground property damage with a combined single limit each occurrence of $1,000,000 and no less than $2,000,000 in the aggregate;

       d. AUTOMOBILE LIABILITY INSURANCE. Includes non-owned and hired vehicle coverage with a combined property damage and bodily injury limit of $1,000,000 per occurrence, and uninsured/underinsured motorist coverage of $1,000,000 per occurrence; and

       e. EXCESS LIABILITY. Liability insurance with a combined limit of $10,000,000 for each occurrence of bodily injury and property damage in excess of the underlying policies.

             The policies specified above, and any insurance MarkWest carries shall include Equitable as an additional insured. All insurance policies procured and maintained by MarkWest and any contractors must be written with insurance companies licensed to do business in the State of Kentucky and the State of West Virginia, and carry a rating of A-VI or better as shown in the most current issue of A.M. Best's Key Rating Guide, under forms of policies satisfactory to Equitable, in the kinds and amounts as set forth above. MarkWest agrees to require any policies of insurance, except Workers' Compensation coverage, to include Equitable as an additional insured.

                                    ARTICLE V
                              DEFAULT AND REMEDIES

      5.1. DEFAULT. The following shall constitute "events of default":

      a. the failure of MarkWest to pay any then due Base Rent, or Additional Rent, which failure continues for 15 days following written notice from Equitable;

      b. the breach by MarkWest of any material provisions of this Pipeline Agreement, unless the breach is cured within thirty (30) days following written notice from Equitable, or if such breach cannot be cured within that thirty (30) day period, MarkWest has nevertheless commenced actions to cure the breach and is diligently pursuing the cure;

      c. any act or admission on the part of MarkWest of its insolvency including, without limiting the generality of the foregoing, any assignment by MarkWest for the benefit of creditors or the inability on the part of MarkWest to pay its debts generally as they become due;

      d. the appointment of a receiver, trustee or similar official for MarkWest or for any of its property;

      e. the filing by or against MarkWest of a petition in bankruptcy, or a petition for the reorganization or liquidation of MarkWest under any federal or state law; or

      f. the abandonment by MarkWest of the Pipeline.

      5.2. REMEDIES. Upon the occurrence of any event of default, Equitable shall have the right but not the obligation, in its sole discretion, to:

      a.   take immediate possession of the Pipeline;

      b. terminate the lease under this Pipeline Agreement by written notice to MarkWest, whereupon MarkWest shall immediately release and return the Pipeline to Equitable;

      c. exercise all other remedies available to Equitable at law or in equity.

It is expressly understood and agreed that the exercise of any remedies or rights available to Equitable under paragraphs a., through c., above, shall not be considered an election of remedies and shall be without prejudice to Equitable's right to assert all other rights and remedies available to it at law or in equity.

                                   ARTICLE VI
                                      LIENS

       6.1. NO LIENS. MarkWest herewith agrees to hold Equitable harmless from and to indemnify Equitable against liability for all liens or Claims by whomsoever filed and arising in connection with MarkWest's performance or nonperformance of its obligations hereunder Equitable shall have the right but not the obligation, in its sole discretion, to satisfy any liens or Claims, which shall be considered as Additional Rent under the provisions of Section 2.2.b., above.

                                   ARTICLE VII
                                     NOTICES

       7.1. NOTICES. All notices, payments, consents or other communications between the parties given under or in relation to this Maytown Agreement shall be as directed below. Written notices shall be delivered by letter, facsimile or other mutually acceptable electronic means. Notice by facsimile, overnight mail, courier or hand delivery shall be deemed to have been received on the business day on which it was transmitted or hand delivered, unless transmitted or hand delivered after 5 p.m. local time at the receiving parties address, in which case it shall be deemed to have been received on the next business day. Notice by U.S. Mail shall be deemed to have been received upon arrival at the receiving parties address.

                  PAYMENTS:
                  WIRE TRANSFERS:
                  Equitable Production Company
                  Mellon Bank NA, - Pittsburgh, PA
                  Acct.# 101-1297
                  ABA# 043000261

                  NOTICES:
                  Equitable Production Company
                  1989 E. Stone Drive
                  Kingsport, TN 37664
                  Attn: Vice President and General Manager
                  Telephone:  (423) 224-3800
                  Facsimile:  (423) 224-3894

                  MarkWest Hydrocarbon, Inc.
                  155 Inverness Drive West, Suite 200
                  Englewood, Colorado 80112
                  Attn: Contract Administration
                  Telephone:  (303) 290-8700
                  Facsimile:  (303)290-8669

Either party may change its address for notice purposes by written notice to that effect delivered to the other party in accordance with this Article.

                                  ARTICLE VIII
                                   ASSIGNMENT

       8.1. ASSIGNMENT AND CONSENT. This Pipeline Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and assigns; provided, however, MarkWest shall not assign this Pipeline Lease Agreement (other than assignments or transfers to wholly owned affiliates of MarkWest, provided that MarkWest will guarantee performance by such affiliate of the terms of this Pipeline Agreement) without the prior consent of Equitable, which consent shall not be unreasonably withheld. Equitable shall respond to any request for consent hereunder within thirty (30) days following receipt of MarkWest's written request, and if Equitable fails to respond within that thirty (30) day period, Equitable shall be deemed to have consented to such written request.

                                   ARTICLE IX
                                  FORCE MAJEURE

       9.1. FORCE MAJEURE. All obligations imposed by this Pipeline Agreement on each party, except for the payment of money for services rendered, will be suspended while compliance is prevented, in whole or in part, by any causes, conditions or circumstances beyond the reasonable control of the party claiming suspension and which, by the exercise of reasonable diligence, the affected party could not overcome. This Pipeline Agreement will not be extended by reason of such suspension.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1. The validity and interpretation of this Pipeline Agreement shall be governed by the laws of the state in which the property is located or the claim arose.

      10.2. The failure of any party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that party's privilege of exercising that right at any subsequent time or times.

      10.3. This Pipeline Agreement and the Maytown Agreement are the entire agreement between the parties as to the lease of the Pipeline, and there are no other contracts, oral or written, as to that subject matter, expressed or implied. This Pipeline Agreement may be modified only in writing signed by both parties.

      10.4. MarkWest shall have the right to cause the parties to record a Memorandum of Pipeline Agreement that incorporates certain provisions of this Pipeline Agreement.

      10.5. Except for the recording Memorandum provided in Section 10.4., the parties agree to keep the terms of this Pipeline Lease Agreement, and any information disclosed during any audits permitted hereunder, confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other party; provided, the foregoing shall not apply to disclosures compelled by law, rule or regulation, including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission, or court order; or to disclosures to a party's financial advisors, consultants, attorneys, banks, and institutional investors; or to disclosures to prospective purchasers of property provided those prospective purchasers likewise agree to keep this Pipeline Lease Agreement confidential. No announcement or press release relating to this Pipeline Lease Agreement shall be made by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, either party, with notice to the other, may make any announcement required by law, rule or regulation including without limitation the rules and regulations of a stock exchange or the Securities Exchange Commission.

       10.6. Upon expiration of the term of this Pipeline Agreement, or earlier termination of this Pipeline Agreement, MarkWest shall return possession and custody of the Pipeline to Equitable in no less than the condition in which it exists on the Commencement Date, ordinary wear and tear excepted.

       10.7. This Pipeline Agreement shall be subject to all applicable state, federal and local laws, rules and regulations, and the parties hereto shall be entitled to regard all those laws, rules and regulations as valid, and may act in accordance therewith until they may be invalidated by final judgment in a court of competent jurisdiction.

       10.8. Nothing herein contained shall be deemed to create a partnership, mining partnership, joint venture or an association between or among the parties hereto and each party shall be deemed to act in connection with its performance of this Pipeline Agreement for itself, and not for the other, and no party hereto shall be liable, or responsible for any acts of the other by virtue of the relationship created under this Pipeline Agreement.


            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Maytown Agreement on the dates set forth below.

[CORPORATE SEAL]                          EQUITABLE PRODUCTION COMPANY

Attest:

By:    /s/ A. GEORGE MASON, JR.           By:    /s/ THOMAS H. BLAKE
       --------------------------------          ------------------------------
Name:  A. George Mason, Jr.               Name:  Thomas H. Blake
                                                 V.P. and General Manager
Title: Assistant Secretary                Title: Equitable Production Company
Date:  May 28, 1999                       Date:  May 28, 1999


Attest:                                   MARKWEST HYDROCARBON, INC.


By:    /s/ GERALD A. TYWONIUK             By:    /s/ RANDY S. NICKERSON
       --------------------------------          ------------------------------
Name:  Gerald A. Tywoniuk                 Name:  Randy S. Nickerson
                                                 V.P. and General Manager
Title: Secretary                          Title: Appalachian Business Unit
Date:  June 1, 1999                       Date:  June 1, 1999


                                                 /s/ BRIAN [ILLEGIBLE]  6/1/99
                                                 ------------------------------
                                                 Senior Vice President and
                                                 Chief Operating Officer